EX 99.1

NEWS RELEASE

Contact: Dollar Financial Corp

Financial Dynamics

Julie Prozeller / Amy Pesante
(212) 850-5600

FOR IMMEDIATE RELEASE

DOLLAR FINANCIAL CORP ANNOUNCES RECORD SECOND QUARTER RESULTS
REVENUE INCREASED 13.6% TO A RECORD $182.5 MILLION AND
ADJUSTED EBITDA INCREASED 22.7% TO A RECORD $52.9 MILLION;
COMPANY RAISES ITS FISCAL 2011 EARNINGS GUIDANCE

BERWYN, Pennsylvania, January 27, 2011 – Dollar Financial Corp (NASDAQ:DLLR — News), a leading international diversified financial services company serving primarily unbanked and under-banked consumers for over 30 years, today announced its results for the fiscal second quarter ended December 31, 2010.

Fiscal 2011 Second Quarter Highlights

•	Consolidated total revenue grew to a record $182.5 million for the quarter, an increase of $21.8 million, or 13.6%, compared to the prior year period. On a constant currency basis, total consolidated revenue increased by $21.0 million, or 13.1%.

•	Total consolidated operating margin increased by $9.3 million, or 15.3%, for the quarter on total revenue growth of 13.6%, representing continued strong flow through of incremental revenue to earnings and profitable accretion from the Company’s recent acquisitions.

•	Consolidated adjusted EBITDA was a record $52.9 million for the three months ended December 31, 2010, representing an increase of $9.8 million, or 22.7%, compared to the prior year’s quarter, while also increasing by $9.0 million or 20.9% on a constant currency basis for the same period.

•	The consolidated loan loss provision, expressed as a percentage of gross consumer lending revenue, increased moderately to 16.6% for the quarter compared to 15.4% for the second quarter of the previous fiscal year, as expected due to a growing mix of internet-based loans.

•	Fully-diluted operating earnings per share was $0.53 for the fiscal 2011 second quarter compared to the consensus estimate of $0.51 per fully-diluted share. These per share amounts are prior to giving effect to the Company’s three-for-two stock split (in the form of a stock dividend) to be effected on February 4, 2011.

Discussion on Presentation of Information
During the three months ended December 31, 2010, the average value of the Canadian Dollar increased approximately 4%, while the average value of the British Pound Sterling decreased by about 3%, relative to the U.S. currency, as compared to the second quarter of the previous fiscal year. Consequently, fluctuations in currency rates had only a slight affect on a net basis on year-over-year comparisons of the Company’s consolidated financial results; nevertheless, the Company is providing some country comparisons on a constant currency basis.

Fiscal 2011 Second Quarter Overview
Commenting on the second quarter, Jeff Weiss, the Company’s Chairman and Chief Executive Officer, stated, “We are pleased to report another record quarter driven by strong revenue growth in all of our core markets, and the successful execution of our business diversification strategy, as a number of new products, geographies, and sales channels continue to substantially contribute to our financial results. Total consolidated revenue for the three months ended December 31, 2010 was a record $182.5 million, representing growth of $21.8 million or 13.6% over the prior year’s quarter, while total adjusted EBITDA was a record $52.9 million, increasing by $9.8 million, or 22.7%, over the second quarter of the prior fiscal year.”

“During the quarter, we continued to execute on our strategy to diversify and expand our multi-country, multi-product, and multi-platform business. On December 31, 2010, we announced the completion of the acquisition of Sefina Finance AB, a leading Scandinavian pawn lending business with headquarters in Stockholm, Sweden. Sefina, which has more than a 125 year operating history, is the market leader in the region providing pawn loans primarily secured by gold jewelry, diamonds and watches, through its 16 store locations in Sweden and 12 stores in Finland. Sweden and Finland are two markets which have long-standing and highly developed regulations for the pawn lending industry. Secured pawn lending continues to be a rapidly growing segment of our diversified global enterprise as it is a widely accepted vehicle for providing loans to the ever increasing numbers of unbanked and under-banked consumers around the world. In concert with our recent acquisitions of the “Suttons and Robertsons” and “Robert Biggar” pawn store chains in England and Scotland, and the significant growth of the pawn lending business in our company-operated financial services stores in the United Kingdom, the acquisition of Sefina is an important step towards achieving the Company’s strategy to be the leading secured pawn lender in Europe.”

“On December 31, 2010, we also announced an agreement to acquire Purpose U.K. Holdings Limited, the parent company of Month End Money (MEM), a leading provider of online short-term loans in the United Kingdom. MEM, which was established in 2003, operates under the brand name PaydayUK and is a market leader in the region, providing loans through both internet and telephony-based technologies throughout the United Kingdom. The completion of the acquisition, which is contingent upon several closing conditions, including regulatory approvals and obtaining sufficient financing for the transaction, will solidify our position as a leading provider of internet loans in the United Kingdom. The acquisition of MEM is a great fit for our Company, with a scalable technology platform, and a solid management team with strong business acumen and industry expertise, combined with the strength of our existing corporate credit analytics group. We look forward to leveraging this acquisition for the future expansion of our global internet lending platform within the United Kingdom, as well as other countries in Europe, and in Canada. Furthermore, we have experienced very little cannibalization of our store-based business from our existing internet sales channel in both the U.K. and Canada. We believe this signifies that the expansion of our internet platform is also allowing us to reach a new customer demographic in the market place.”

“We believe that one of the most efficient and cost-effective ways to expand our global reach to additional countries is through an internet-based product delivery platform. This will allow us to enter new markets without having to construct an expensive “bricks and mortar” store foundation to test and launch our products in these new markets. Furthermore, we believe the ever growing consumer awareness and advancement of eCommerce technology throughout the world will result in a continual migration of our customers towards a preference for quick and easy web or telephony-based financial transactions. As such, in order to maintain our position as a leading global provider of financial services to the unbanked and under-banked consumers, we need to be on the leading edge of this technological revolution. Therefore, for the last year, we have been making additional investments in our information technology and eCommerce departments to construct a global internet platform to launch our products into additional countries and meet the growing demand from our customers for this type of service. I believe this is one of the most compelling long-term opportunities benefitting our Company, and the acquisition of MEM and its Payday UK brand provides an additional framework to leverage and build this global platform.”

Jeff Weiss concluded, “There appears to be a significant on-going shift within the more developed economies of the world towards service sector employment and lower paying jobs, as manufacturing and some other higher paying occupations are off-shored to developing countries where labor is less expensive. As a result, the average wage rate for what we call the ALICE (Asset Limited Income Constrained Employed) demographic is shrinking against the rising tide of higher costs for food, gasoline, health care and other basic necessities. In such an economy, where the margin between personal income and the cost of living is continually narrowing, our products and services can provide a real benefit for consumers and small business owners who may be confronted from time-to-time by an unexpected auto repair bill or medical expense, or the need to replace broken or obsolete equipment in order to keep their small businesses operating. The number of ALICE people are increasing all around the globe, and we are squarely focused on expanding our set of products and services in existing and new markets to meet their growing financial services needs.”

Second Quarter Business Update
In Canada, total consolidated revenue increased by C$5.7 million, or 7.8%, over the prior year’s quarter. Consumer lending revenue increased by C$3.3 million, or 8.2%, for the fiscal second quarter, reflecting in part new customer growth from renewed television advertising campaigns in that market. The Company continues to gradually test and expand its internet based lending product in the provinces of Ontario and Alberta, and expects to expand this product into additional territories in Canada in the future following the successful launch in these markets. Furthermore, the Company’s gold purchase product in Canada, which it launched last fiscal year, contributed C$4.3 million of total revenue during the quarter. As the newly established regulatory environment provides the needed clarity for a more rapid expansion of the Canadian market, the Company is embarking on a program that it believes will ensure that all attractive urban and rural markets in Canada will be fully developed over the next several years through a combination of de novo store openings and the acquisition of customer lists, competitor and franchisee stores. Accordingly, the Company acquired nineteen franchise stores in the provinces of Alberta and Quebec during the quarter.

Total consolidated revenue in the U.K. increased by £7.8 million, or 22.9%, compared to the three months ended December 31, 2009. Consumer lending revenue grew by £8.5 million for the quarter compared to the second quarter of the prior fiscal year, reflecting strong performance from the internet lending business and also the continued robust performance of the “bricks and mortar” store based business. U.K. consumer lending same store sales, which considers stores that were open for at least fifteen months, increased by 24.7% for the quarter. The internet lending business in the U.K. also continued to grow robustly, contributing £8.5 million of total revenue during the quarter ended December 31, 2010 compared to £4.0 million for the prior year’s quarter. The credit performance of the internet lending portfolio continues to be in line with expectations and is being continually bolstered by the implementation of new credit decisioning models currently being refined by the Company’s global credit analytics group. The U.K. pawn lending business contributed £4.6 million of total revenue for the quarter, representing growth of 64.3% over the prior year’s quarter. Through the first six months of the fiscal year, the Company has opened 30 de novo stores in the United Kingdom, and now operates 359 company-operated stores in that market. The Company expects to open an additional 40 — 45 de novo stores in the U. K. during the second half of its fiscal year ending June 30, 2011.

The Polish business unit contributed $2.4 million of total revenue during the quarter as the Company continued to invest in the technology and management infrastructure necessary to position the Polish business for further geographic expansion within Poland. In addition, the Company recently opened its first gold buying pilot store in Gdansk in September 2010, which also offers pawn lending, foreign exchange and money transfer services. The multi-product retail financial services store concept is relatively new to the Polish market, and the Company believes it can grow consumer awareness of this store concept with focused local area marketing strategies. The Company expects to open additional company-operated stores in Poland following the successful test of this pilot store.

Second Quarter Financial Results
On January 10, 2011, the Company announced that it had approved a three-for-two split of its common stock. The Company’s Board of Directors authorized the stock split principally to obtain wider distribution and greater liquidity for the Company’s common stock. Stockholders of record as of the close of business on January 20, 2011 will be issued one-half additional share for each share of common stock held on the record date. It is expected that these additional shares will be distributed on February 4, 2011. For comparative purposes, the Company has included in this news release earnings per share and share amounts both before and after giving effect to the stock split.

For the three months ended December 31, 2010, the Company incurred $12.8 million of net one-time gains, principally related to a $11.7 million net unrealized, non-cash mark-to-market valuation gain on the Company’s debt and cross-currency interest rate swap agreements. Including these net one-time gains, income before income taxes on a GAAP basis was $30.5 million for the quarter compared to $13.0 million for the second quarter of the previous fiscal year. Also reflecting the net one-time gains, the effective income tax rate for the three months ended December 31, 2010 was 34.4%, resulting in reported net income of $20.0 million compared to $7.1 million for the second quarter of the previous fiscal year. Prior to giving effect to the three-for-two stock split, fully-diluted earnings per share on a GAAP basis was $0.79 for the fiscal 2011 second quarter compared to $0.29 for the second quarter of the previous fiscal year. Fully-diluted earnings per share on a GAAP basis, retroactively adjusted to give effect to the stock split, was $0.53 and $0.19 for the second quarters of fiscal 2011 and fiscal 2010, respectively.

The financial results for the quarter, as compared to the prior year’s quarter, include additional interest expense associated with the Company’s $600.0 million senior note offering completed in December 2009. The Company expects that this interest expense will be mitigated in future quarters by the expected accretion of the recently completed acquisition of Sefina and the pending acquisition of MEM. Including the pending acquisition of MEM, all of the net proceeds from the December 2009 senior note offering will have been deployed, either in the pay-down of outstanding debt earlier this year, or in the execution of the Company’s acquisition strategy.

Excluding the net non-recurring gain for the quarter, the non-cash interest expense resulting from the adoption of ASC 470-20, and the non-cash amortization associated with the legacy cross-currency interest rate swap agreements, pro forma income before income taxes was $21.4 million for the quarter, compared to $25.7 million for the three months ended December 31, 2009. Pro forma net income, assuming a pro forma effective income tax rate from operations of 37.0% for the fiscal 2011 quarter, was $13.5 million compared to $14.6 million for the prior year period. Correspondingly, prior to giving effect to the three-for-two stock split, fully-diluted operating earnings per share was $0.53 for the fiscal 2011 second quarter compared to $0.59 for the second quarter of the previous fiscal year. Fully-diluted operating earnings per share, retroactively adjusted to give effect to the stock split was $0.36 and $0.39 for the second quarter of fiscal 2011 and fiscal 2010, respectively. A table reconciling pro forma income before income taxes to the GAAP basis income before income taxes, both before and after giving effect to the stock split, is included on page 11 of this News Release.

Company Liquidity
As of December 31, 2010, the Company’s debt structure consisted of a $44.8 million tranche of U.S. senior convertible notes due 2027 and a $120.0 million tranche of U.S. senior convertible notes due 2028. In addition, the Company has issued $600.0 million of senior unsecured notes which are not due until December 2016. Thus, the Company has no mandatory debt principal repayment obligations until the first potential put date of December 2012 for the $44.8 million tranche of U.S. senior convertible notes. Furthermore, as of December 31, 2010, the Company had not drawn on its $75.0 million U.S. revolving credit facility and its C$28.5 million Canadian revolving credit facility. The Company had drawn £5.8 million of its £7.0 million of total credit facilities in the United Kingdom, as of December 31, 2010, in order to fund the working capital needs of the business. As a result of the recent acquisition of Sefina, the Company assumed $61.8 million of borrowings under Sefina’s revolving credit facilities as of December 31, 2010, which are provided by several Scandinavian banks and are secured by the value of Sefina’s pawn pledge stock. In addition, the closing of the MEM acquisition is contingent upon several closing conditions, including obtaining sufficient financing for the transaction.

Fiscal Year 2011 Outlook
Considering the expected earnings contribution from the recent acquisition of Sefina, and the costs incurred for the additional investments the Company is making in its business this fiscal year to support its rapid global business expansion, integration of recent acquisitions, and development of a global eCommerce platform, the Company is increasing its earnings guidance for the fiscal year ending June 30, 2011, and now anticipates adjusted EBITDA of between $215.0 million and $220.0 million versus previously issued guidance of between $205.0 million and $215.0 million. Operating fully-diluted earnings per share for the fiscal year ending June 30, 2011, which excludes any one-time charges or gains that may occur, the non-cash impact of adopting ASC 470-20, and the non-cash amortization associated with the legacy cross-currency interest rate swap agreements, is now projected to be between $2.20 and $2.32 per fully-diluted share versus previously issued guidance of between $2.05 and $2.30 per fully diluted share, prior to giving effect to the Company’s pending three-for-two stock split. After giving effect to the stock split, the Company’s revised operating earnings per share guidance equates to between $1.47 and $1.55 per fully-diluted share. As previously disclosed by the Company, this guidance range reflects an expected effective income tax rate from operations of 37%. The Company’s fiscal 2011 guidance does not currently include the expected earnings contribution of the pending MEM acquisition.

Investors Conference Call
Dollar Financial Corp will be holding an investor’s conference call on January 27, 2011 at 5:00 pm ET to discuss the Company’s results for the fiscal second quarter ended December 31, 2010. Investors can participate in the conference call by dialing (888) 200 — 2794 (U.S. and Canada) or (973) 935 — 8766 (International); use the confirmation code “Dollar.” Hosting the call will be Jeffrey A. Weiss, Chairman and CEO, and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning from two hours after the end of the call through February 10, 2011. If you wish to listen to the replay of this conference call, please dial (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (International) and enter passcode “36425943”.

The conference call will also be broadcast live through a link on the Investor Relations page on the Dollar Financial web site at http://www.dfg.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About Dollar Financial Corp
Dollar Financial Corp is a leading international diversified financial services company primarily serving unbanked and under-banked consumers and small business owners for over 30 years. Through its retail storefront locations as well as by other means, such as via the Internet, the Company provides a range of consumer financial products and services in seven countries (Canada, the United Kingdom, the United States, the Republic of Ireland, Sweden, Finland and Poland) to consumers who, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. The Company’s products, principally its short-term consumer loans, check cashing services, secured pawn loans and gold buying services, provide customers with immediate access to cash for living expenses or other episodic needs. The Company also offers high-value ancillary services, including Western Union money order and money transfer products, electronic tax filing, reloadable VISA® and MasterCard® debit cards, foreign currency exchange, and other services. In addition, through its branded Military Installment Loan and Education Services, or MILES® program, the Company provides fee based services to enlisted military personnel applying for loans to purchase new and used vehicles that are funded and serviced under an exclusive agreement with a major third-party national bank.

At December 31, 2010, the Company’s global retail operations consisted of 1,226 locations, including 1,126 company-operated financial services stores and 100 franchised and agent locations, conducting business primarily under the names Money Mart®, Money Shop®, Insta-Cheques®, The Check Cashing Store®, Sefina and MoneyNow® in Canada, the United Kingdom, the United States, the Republic of Ireland, Sweden, Finland and Poland. For more information, please visit the Company’s website at www.dfg.com.

Forward Looking Statement
This news release contains forward looking statements, including, among other things, statements regarding the following: pending or recent acquisitions; the Company’s future results, growth, guidance and operating strategy; the global economy; the effects of currency exchange rates on reported operating results; the developing regulatory environment in Canada, the U.K., the United States, and other countries; the impact of future development strategy, new stores and acquisitions; litigation matters; expected financing initiatives; stock splits; and the performance of new products and services. These forward looking statements involve risks and uncertainties, including risks related to: the regulatory environments; current and potential future litigation; the identification of acquisition targets; the consummation of announced pending acquisitions, the integration and performance of acquired stores and businesses; the performance of new stores; the impact of debt financing transactions; the results of certain ongoing income tax appeals; and the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance; and uncertainties related to the effects of changes in the value of the U.S. Dollar compared to foreign currencies. There can be no assurance that the Company will attain its expected results, successfully consummate announced pending acquisitions, successfully integrate any of its acquisitions, obtain acceptable financing, or attain its published guidance metrics, or that ongoing and potential future litigation or the various FDIC, Federal, state, Canadian, U.K. or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, the Company’s annual reports and Forms 10-Q and 10-K. You should not place any undue reliance on any forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Presentation of Information in this Press Release
In an effort to provide investors with additional information regarding the Company’s results, the Company has also disclosed in this press release the following information which management believes provides useful information to investors:

•	Local currency results (the reported results for each country in their respective native currencies).

•	Constant currency results (the Company calculates constant currency operating results by comparing current period operating results with prior period operating results, with both periods converted at the currency exchange rates for the prior period).

•	Pro forma operating results excluding non-recurring and non-cash charges and adjusted for pro forma effective income tax rates.

DOLLAR FINANCIAL CORP
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30,	December 31,
	2010	2010

Assets:
Cash and cash equivalents	$291.3	$170.4
Consumer loans, net:
Consumer loans	111.3	133.4
Less: Allowance for loan losses	(10.4)	(11.4)

Consumer loans, net	100.9	122.0
Pawn loans	35.5	113.4
Loans in default, net	9.3	12.0
Prepaid expenses and other current assets	42.9	67.7
Deferred tax assets, net	23.6	19.2
Property and equipment, net	67.5	81.5
Goodwill and other intangibles, net	609.0	716.8
Debt issuance costs, net and other assets	34.6	36.7

Total Assets	$1,214.6	$1,339.7

Liabilities:
Accounts and income taxes payable	$51.0	$39.5
Accrued expenses and other liabilities	145.0	157.3
Fair value of derivatives	47.4	66.8
Deferred tax liabilities	24.3	29.2
Revolving credit facilities and other short-term debt	3.3	7.8
Total long-term debt	725.3	787.2

Total Liabilities	996.3	1,087.8

Shareholders’ Equity:
Additional paid-in-capital	331.1	334.6
Accumulated deficit	(115.5)	(83.2)
Accumulated other comprehensive income	2.7	0.9

Total Dollar Financial Corp. Stockholders’ Equity	218.3	252.3
Non-controlling interest	—	(0.4)

Total Stockholders’ Equity	218.3	251.9

Total Liabilities and Shareholders’ Equity	$1,214.6	$1,339.7

DOLLAR FINANCIAL CORP
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions except share and per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2010	2009	2010

Revenues:
Fees from consumer lending	$87.7	$99.3	$160.2	$191.3
Check cashing	38.5	36.8	76.3	72.0
Money transfer fees	7.1	7.9	13.9	15.1
Pawn service fees and sales	4.7	7.3	8.5	13.5
Purchased gold sales	13.2	11.3	19.0	22.4
Other	14.5	19.9	28.3	42.4
Total revenues	160.7	182.5	306.2	356.7

Operating expenses:
Salaries and benefits	37.7	42.8	74.5	83.5
Provision for loan losses	12.7	16.5	24.4	30.4
Occupancy costs	10.8	12.0	21.7	23.6
Advertising	4.7	5.9	8.1	11.7
Depreciation	4.1	3.9	7.4	7.5
Bank charges and armored carrier services	3.5	3.9	6.9	7.7
Maintenance and repairs	2.9	3.2	5.7	6.5
COGS – purchased gold	9.2	7.2	13.4	14.9
Other	14.5	17.2	27.6	32.6

Total operating expenses	100.1	112.6	189.7	218.4

Operating margin	60.6	69.9	116.5	138.3

Corporate and other expenses:
Corporate expenses	22.9	23.9	43.3	49.4
Interest expense, net	12.8	21.9	24.5	43.5
Other depreciation and amortization	1.1	2.8	2.2	5.5
Unrealized foreign exchange (gain) loss	(3.9)	(17.8)	3.9	(32.4)
(Gain) loss on derivatives not designated as hedges	3.3	10.8	3.3	24.6
Loss on extinguishment of debt	8.8	—	8.8	—
Reserve for (proceeds from) litigation settlements	—	(4.1)	1.3	(3.9)
Loss on store closings and other	2.6	1.9	2.9	2.7

Income before income taxes (incl. non-controlling interest)	13.0	30.5	26.3	48.9
Income tax provision	5.9	10.5	13.9	16.6

Net income	$7.1	$20.0	$12.4	$32.3

Per share and share amounts prior to retroactive adjustment for three-for-two stock split:
Net income per share
Basic	$0.30	$0.82	$0.52	$1.33
Diluted	$0.29	$0.79	$0.50	$1.29

Weighted average shares outstanding
Basic	24.0	24.3	24.0	24.3
Diluted	24.8	25.3	24.7	25.1
Per share and share amounts retroactively adjusted for three-for-two stock split:
Net income per share
Basic	$0.20	$0.55	$0.34	$0.89
Diluted	$0.19	$0.53	$0.34	$0.86

Weighted average shares outstanding
Basic	36.1	36.5	36.0	36.4
Diluted	37.3	37.9	37.0	37.6

Pro forma Net Income Reconciliation
Pro forma net income is not an item prepared in accordance with GAAP. Pro forma net income is net income adjusted to exclude one-time and non-cash charges and credits as described below. The Company presents pro forma net income as an indication of its financial performance excluding one-time and other net non-cash charges and to show comparative results of its operations. Not all companies calculate pro forma net income in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on the Company’s Unaudited Consolidated Statements of Operations to pro forma net income (dollars in millions):

DOLLAR FINANCIAL CORP
PRO FORMA NET INCOME (excluding one-time items & effects of ASC 470-20)
(In millions except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2010	2009	2010

Income before income taxes (incl. non-controlling interest)	$13.0	$30.5	$26.3	$48.9

Pro forma adjustments:
Non-cash interest on convertible debt (ASC470-20)	2.4	2.1	4.8	4.1
Unrealized foreign exchange (gain) loss	(3.9)	(17.8)	3.9	(32.4)
Non-cash impact of hedge ineffectiveness	2.9	6.1	2.9	15.6
Cross- currency swap amortization	0.5	1.6	0.9	3.2
Loss on extinguishment of debt	8.8	—	8.8	—
Reserve for (proceeds from) litigation settlements	—	(4.1)	1.3	(3.9)
Acquisition cost expensed	0.7	2.7	1.0	3.7
Loss on store closings and other	1.3	0.3	1.6	0.6
Pro forma income before income taxes	25.7	21.4	51.5	39.8
Pro forma income taxes (43% for 2009; 37% for 2010)	11.1	7.9	22.1	14.7

Pro forma net income	$14.6	$13.5	$29.4	$25.1

Per share and share amounts prior to retroactive adjustment for three-for-two stock split:
Weighted average fully-diluted shares outstanding	24.8	25.3	24.7	25.1

Fully-diluted earnings per share	$0.59	$0.53	$1.19	$1.00

Fully-diluted GAAP earnings per share	$0.29	$0.79	$0.50	$1.29

Per share and share amounts prior to retroactive adjustment for three-for-two stock split:
Weighted average fully-diluted shares outstanding	37.3	37.9	37.0	37.6

Fully-diluted earnings per share	$0.39	$0.36	$0.79	$0.67

Fully-diluted GAAP earnings per share	$0.19	$0.53	$0.34	$0.86

Adjusted EBITDA Reconciliation

Adjusted EBITDA is not a financial measure prepared in accordance with GAAP. Adjusted EBITDA includes earnings before interest expense, income tax provision, depreciation and amortization, charges related to non-qualified stock options and restricted shares, reserves for loss on store closings, litigation settlements, and other items described below. The Company presents Adjusted EBITDA as an indication of operating performance, as well as its ability to service its future debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether the Company’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on the Company’s Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in millions):

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2010	2009	2010

Income before income taxes (incl. non-controlling interest)	$13.0	$30.5	$26.3	$48.9

Add:
Depreciation and amortization	5.2	6.7	9.6	13.0
Interest expense, net	12.8	21.9	24.5	43.5
Stock based compensation expense	1.9	1.9	3.8	4.0
Unrealized foreign exchange (gain) loss	(3.9)	(17.8)	3.9	(32.4)
(Gain) loss on derivatives not designated as hedges	3.3	10.8	3.3	24.6
Loss on extinguishment of debt	8.8	—	8.8	—
Reserve for (proceeds from) litigation settlements	—	(4.1)	1.3	(3.9)
Acquisition cost expensed	0.7	2.7	1.0	3.7
Loss of store closings and other	1.3	0.3	1.6	0.6

Adjusted EBITDA	$43.1	$52.9	$84.1	$102.0

Dollar Financial Corp
Unaudited Store Data

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2010	2009	2010
Beginning Company-Operated Stores
United States	352	321	358	325
Canada	399	403	399	403
United Kingdom	281	342	274	330
Poland	0	1	0	0
Sweden	0	0	0	0
Finland	0	0	0	0

Total Beginning Company-Operated Stores	1,032	1,067	1,031	1,058

De novo Store Builds
United States	0	0	0	0
Canada	0	0	1	0
United Kingdom	11	16	19	30
Poland	0	0	0	1
Sweden	0	0	0	0
Finland	0	0	0	0

Total	11	16	20	31

Acquired Stores
United States	0	0	0	0
Canada	0	19	0	19
United Kingdom	3	1	3	1
Poland	0	0	0	0
Sweden	0	16	0	16
Finland	0	12	0	12

Total	3	48	3	48

Closed Stores
United States	2	2	8	6
Canada	1	3	2	3
United Kingdom	0	0	1	2
Poland	0	0	0	0
Sweden	0	0	0	0
Finland	0	0	0	0

Total	3	5	11	11

Ending Company-Operated Stores
United States	350	319	350	319
Canada	398	419	398	419
United Kingdom	295	359	295	359
Poland	0	1	0	1
Sweden	0	16	0	16
Finland	0	12	0	12

Total Ending Company-Operated Stores	1,043	1,126	1,043	1,126

Ending Franchise/Agent Stores
U.S.	14	0	14	0
Canada	62	43	62	43
U.K.	53	57	53	57

Total Ending Franchise/Agent Stores	129	100	129	100

Total Ending Store Count	1,172	1,226	1,172	1,226